POWER OF ATTORNEY

AUTHORIZATION

I hereby authorize Joseph W. Turgeon and Kurt A. Gustafson, acting singly, to sign and
file on my behalf any and all forms required by the Securities and Exchange
Commission
pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange
Act") relating to
the reporting of beneficial ownership of equity securities of Spectrum
Pharmaceuticals, Inc., a
Delaware corporation (the "Company"), and of changes in such beneficial ownership, together
with any and all amendments thereto. This authorization shall be effective on and after the date
set forth below and shall continue in effect until I am no longer required to file such forms,
unless earlier revoked by me in writing.

I acknowledge that the persons authorized hereunder are not assuming, nor is the

Company assuming, any of my responsibilities to comply with Section 16 of the
Exchange Act.

Dated as of this 19th day of December, 2017.

/s/ Thomas J. Riga

Thomas J. Riga